Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Suite 1100 Westlake, OH 44145-1524	440.835.8500 440.835.1093 fax

www.cohenfund.com

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 26, 2008 on the financial statements of lst Source Monogram Funds, series funds of The Coventry Group, as of September 30, 2008 and for the periods indicated therein and to the references to our firm in the prospectuses and the Statements of Additional Information in this Post-Effective Amendment to the Wasatch Funds, Inc.’s Registration Statement on Form N-1A.

COHEN FUND AUDIT SERVICES, LTD.

Westlake, Ohio

December 11, 2008

Registered with the Public Company Accounting Oversight Board